                                                                     EXHIBIT 5.6

                              PCSUPPORT.COM, INC.

                                    - AND -

                             UNISYS OF CANADA INC.

                               SERVICE CONTRACT

                                 April 1, 1999

                               SERVICE CONTRACT

THIS AGREEMENT entered into as of Effective Date, as defined below, between PCsupport.com, Inc. ("PCsupport.com"), having its principal place of business at Suite 280 - 4400 Dominion St, Burnaby, British Columbia, V5G 4G3, and Unisys of Canada Inc. ("Reseller"), having its principal place of business at 2001 Sheppard Ave. East, North York Ontario, M2J 4Z7, concerns the distribution of remote data management services by Reseller in the Territory.

WHEREAS:

A. PCsupport.com is in the business of providing secured backup services for application software, user data and configuration information for laptop computers and replacement services in the event of destruction, loss or theft of laptop computers.

B. Reseller is a information technology company and has customers and potential customers who are prospective users of the Services.

C. PCsupport.com has agreed to provide the Services to customers of Reseller in accordance with the terms of this Agreement.

                                   ARTICLE 1
                                INTERPRETATION

1.1 Definitions. In this Agreement the following words and phrases have the following meanings:

     a)   "Effective Date"  means  April 1, 1999.

     b) "End-User" means a person, which term includes a corporation, partnership or any other recognized legal entity, whose principal residence or place of business is within Canada and who enters into an agreement with Reseller for the provision of services including the Services hereunder.

     c)   "PCsupport.com" means PCsupport.com, Inc.

     d) "PCsupport.com Software" means the object code files of software provided by PCsupport.com to Reseller from time to time including software provided by StorageTek for sublicensing to End-Users in connection with provision of the Services. Please see Schedule B.
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     e)   "PCsupport.com Trademarks" means such trademarks, logos, business names and other indicators of the source of goods and services provided by PCsupport.com as PCsupport.com may specify from time to time including without limitation "pcsupport.com".

     f)   "Reseller" means Unisys of Canada Inc.

     g) "Services" means the supply of remote data management and restoration services to End-Users, as described in Schedule A.

     h)   "StorageTek" means StorageTek Canada, Inc.

     i) "Service Fees" means the fees payable by Reseller to PCsupport.com pursuant to this Agreement.

     j)   "Term" means the term of this Agreement.

1.2 Term. The Term shall commence on the Effective Date and shall expire on the second anniversary of the Effective Date unless terminated earlier in accordance with Article 4 (Termination) of this Agreement; provided, however, that the term of this Agreement will automatically extend for successive twelve-month periods after the second anniversary of the Effective Date unless either of the parties notifies the other party in writing at least three months prior to such date, or the end of any twelve-month extension period, as the case may be, that this Agreement will not be so extended. The expiration or termination of this Agreement shall not apply to, or otherwise affect, any obligations of PCsupport.com pursuant to End-User agreements then in effect, or with respect to any formal proposals outstanding by Reseller to prospective End-Users for Services.

1.3 Amendment. No modification, change or amendment to this Agreement, nor any waiver of any rights in respect hereto, shall be made by either party unless agreed to in writing by the other party. The waiver of one breach or default hereunder shall not constitute the waiver of any subsequent breach or default.

1.4 Relationship of the Parties. The relationship of PCsupport.com and Reseller established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either party the power to direct and control day-to-day activities of the other or (b) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. Reseller, its agents and employees are not the representatives of PCsupport.com for any purpose and they have no power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of PCsupport.com for any purpose whatsoever. In all
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matters relating to this Agreement, neither Reseller nor its employees or agents are or shall act as employees of PCsupport.com within the meaning or application of any laws of any country or other jurisdiction covering unemployment insurance, old-age benefit, social security, workers' compensation or industrial accidents or under any other laws or regulations which may impute any obligations or liabilities to PCsupport.com by reason of an employment obligation.

1.5 Entire Agreement. This Agreement supersedes all previous agreements relating to the subject matter hereof and sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and any written and oral representations, terms and conditions relating thereto, whenever made, and not incorporated herein shall not be binding on either party.

1.6 Controlling Law and Severability. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of British Columbia. If for any reason a court of competent jurisdiction finds any provision of this Agreement or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

1.7 Mediation Of Disputes. The parties shall attempt in good faith to promptly settle all disputes and controversies which may arise under the contract. If such good faith efforts to settle, however, do not succeed within 30 days from when the dispute or controversy first arose, either party may, by notice in writing to the other party, submit the matter to mediation. Immediately upon delivery of such notice, the parties will make a reasonable, good faith effort to identify a mutually acceptable mediator. If they cannot do so within a period of 10 business days, either party may, by notice in writing to the other party direct the matter to arbitration pursuant to 1.8 below. Within 10 business days from appointment of the mediator, or such other period of time as may be agreed-to with the mediator, the parties will meet with the mediator and attempt, in good faith, to settle the matter. If they cannot do so within five business days thereafter, either party may terminate the mediation by notice in writing to the other party, with a copy to the mediator, and direct the matter to arbitration pursuant to 1.8 below.

1.8 Arbitration. In accordance with the procedures outlined in section 1.7 above, either party may, by notice in writing, direct any dispute or controversy under the Agreement to arbitration, The arbitration shall be undertaken before a panel of three arbitrators. Each party shall select one arbitrator within five business days of the notice and the arbitrators so chosen will select the third arbitrator within a further period of 10 business days thereafter. The third arbitrator will chair the panel. Failing agreement on the selection of the third arbitrator within said time period, either party may make application to the applicable court in British Columbia for appointment of the third arbitrator. Following appointment of the third arbitrator each party
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will, forthwith, submit its argument in writing to the arbitration panel and make oral argument should the arbitration panel so require. The arbitration panel shall make its decision, and so advise the parties in writing within 60 days following the completion of argument. In so doing, the arbitration panel shall be restricted to construing the terms of the Agreement. The arbitration award cannot, under any circumstances, exceed the remedies available under the Agreement. Each party will bear its own costs of the arbitration proceeding and share, equally, the costs of the arbitration panel, unless the arbitration panel in its discretion and pursuant to representations by the parties awards some or all of the costs of the proceedings to one of the parties. The decision of the arbitration panel shall be by majority vote and final and binding on both parties. Any award by the arbitration panel may be filed in court and enforced as a judgment of the court. Except as otherwise described above, the arbitration proceedings shall be governed by the then current Commercial Arbitration Act of British Columbia.

1.9 Recourse to Court. Nothing in Sections 1.7 or 1.8 will preclude a party's recourse to a court of competent jurisdiction to (a) enforce the terms of an arbitration award under Section 1.8; (b) seek temporary equitable relief necessary to protect its interests; or (c) recover specific property, including an action in replevin.

1.10 Privacy of Proceedings. Neither party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of both parties.

1.11 Force Majeure. Neither party shall be responsible for any failure to perform (other than payment obligations) due to unforeseen circumstances or to causes beyond a party's control, including but not limited to: acts of God, civil commotion, sabotage, partial or entire failure of utilities owned and/or operated by governmental bodies, lockouts, strikes, other labour disturbances (whether legal or illegal), labor shortages, failure of common or private carriers to deliver anything within the required time, software viruses, or any other event or cause, whether similar or dissimilar to the foregoing, beyond the control of the party. In the event of any such delay, PCsupport.com may defer the delivery date of orders for Services for a period equal to the time of such delay.

1.12 Section Headings. The section headings contained herein are for reference only and shall not be considered substantive parts of this Agreement. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neuter gender shall include the other genders.

1.13 Schedules. The following schedules are attached to and form an integral part of this Agreement:

          Schedule A     PCsupport.com's Suggested List Price and Service
                         Description
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          Schedule B     Global Replace Product Brochure



                                   ARTICLE 2
                      PROVISION OF SERVICES TO END-USERS

2.1 PCsupport.com to Provide Services. Subject to all the terms hereof, PCsupport.com hereby agrees to provide the Services to End-Users during the Term. Nothing in this Agreement shall restrict PCsupport.com from providing the same or similar services to any other persons at any location. Notwithstanding the foregoing, Pcsupport.com shall not offer or contract its services to any party, once advised that such party is currently an End-User or a potential End-User of Reseller. To qualify as a potential End-User, Reseller must have had direct contact with such party for purposes of marketing the Services.

2.2 Exclusive Relationship. Reseller hereby agrees that it will use PCsupport.com exclusively for the provision of Services to all End-Users in the Territory and that Reseller will not directly or indirectly offer services similar to or competitive with the Services in or outside of the Territory during the Term.

2.3 End-User Agreements. Reseller covenants that it will solicit prospective End-Users by providing them with information regarding the Services. Except only as PCsupport.com and the Reseller may agree, the scope and content of the Services in any End-User agreement will comply with the scope and content of the Services described under this Agreement.

2.4 Technical Expertise. The Parties shall each appoint a contact person within their respective organizations who will be the single point of contact between the Reseller and PCsupport.com for technical issues. The contact person must be conversant with the technical language conventional to the Services, the PCsupport.com Software and similar computer products.

2.5 End-User Training. Reseller shall conduct training for End-Users when requested by the End-User based on training materials that has been approved by PCsupport.com. Training material will be provided by PCsupport.com for the purpose of training End-Users and internal technical and sales staff. Reseller shall pay for the cost of modifying any End-User training material for the purpose of displaying Reseller's branding information.

2.6 Payment Terms. Reseller will pay PCsupport.com the Service Fee equal to 75% of the PCsupport.com Suggested List Prices for Services as detailed in Appendix
A. Reseller will be solely responsible for all invoicing and collection functions with End-Users. The Service Fee shall be payable by Reseller in respect of each End User Agreement on the last business day of each calendar month commencing in the month in which Services are first provided to the End-
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User by PCsupport.com. Reseller may, at the option of PCsupport.com, pay a late payment fee of 1.5% per month (with an effective rate of 19.6% per annum) on all outstanding amounts. The amounts payable to PCsupport.com as well as such payment terms are subject to change by mutual agreement of the Parties.

2.7 Service Information. PCsupport.com shall, at its own cost, provide to Reseller (i) information regarding changes and innovations in the performance, serviceability, use and application of all Services; and (ii) data, product brochures and manuals on the sale and support of the Services.

2.8 Training. PCsupport.com shall, at its own cost, once in each twelve-month period, or more often as the parties both agree, provide to Reseller training in the use of the Services for that number of persons annually chosen by Reseller and agreed upon in writing by both parties, provided that Reseller shall pay all salaries, travel and other out-of-pocket expenses of Reseller personnel taking part in such training. PCsupport.com shall make reasonably sufficient quantities of its training materials available to Reseller for such purpose. PCsupport.com warrants that such training will be reasonably sufficient for Reseller to market Services and to train End-Users.

2.9 Marketing Plan. PCsupport.com will provide reasonable assistance to Reseller from time to time in connection with development of a marketing plan for the Services. Reseller will develop and implement a marketing plan with PCsupport.com's reasonable approval no later than November 30, 1999.

2.10 Reseller to Provide Information to PCsupport.com. Reseller will promptly provide PCsupport.com with all information necessary for PCsupport.com to provide the Services in accordance with the End-User Agreement and cooperate with PCsupport.com to ensure that all such information is delivered to PCsupport.com as directly and as quickly as possible.

2.11 Reports. PCsupport.com will provide Reseller monthly electronic reports showing:

     .    Monthly sales volume by Salesperson by product

     .    Year to date sales volume by Salesperson by product

     .    Monthly lost customers by Salesperson by product

     .    Year to date lost customers by Salesperson by product.

PCsupport.com confirms that it will develop and implement an on-line method for Reseller to obtain such reports on an immediate basis as part of PCsupport.com's on-line development plan.
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Reseller will provide PCsupport.com monthly electronic reports showing:

     .    Backlog of unfilled customer orders

     . Sales pipeline showing customer accounts under active solicitation including expected number of each PCsupport.com product to be sold, probability and expected date of close.

2.12 Non-Competition. Reseller agrees that for the duration of this Agreement and for a period of twelve months following the termination of this Agreement, it will not negotiate, consider, or enter into any agreement with StorageTek or any of its affiliates for the provision of Services, or services similar to Services. Such Non-Competition restriction shall not apply if this Agreement has been terminated by Unisys for default.

                                   ARTICLE 3
                  USE OF PCSUPPORT.COM SOFTWARE AND IP RIGHTS

3.1 License. PCsupport.com hereby grants Reseller a non-transferable, non-exclusive, royalty free, limited license to grant sublicenses to use the PCsupport.com Software to End-Users. On termination of this Agreement, the right of Reseller to grant sublicenses to use the PCsupport.com Software and all such End-User sublicenses of the PCsupport.com Software then outstanding will then terminate automatically and Reseller will delete all copies of the PCsupport.com Software from all storage media under Reseller's control. Reseller acknowledges that neither it nor any End-Users will acquire any ownership rights in the PCsupport.com Software. Reseller will not and will have no right to use or permit any person other than End-Users to use the PCsupport.com Software. Reseller will not reverse engineer, decompile, disassemble or create derivative works from the PCsupport.com Software nor make any attempt or assist any person to do so.

3.2 No Rights in Marks. Neither party shall obtain any rights in relation to the trademarks or trade names of the other party, other than as specifically provided for in this Agreement.

3.3 Right to Use Name. PCsupport.com and Reseller shall each be entitled during the Term without charge to use the name and trademarks of the other party in its advertising, promotions, marketing documents, sales information and similar materials (in physical or electronic media) for the limited purpose only of promoting the Services provided that each party will advise the other in advance before using any such name or trademarks and give the other party a reasonable opportunity to review the manner in which they will be used, it being recognized that each party is entitled to control the manner in which its name and trademark are used.
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3.4  No Authority. Neither PCsupport.com nor Reseller shall act in any manner that would expose the other party to any liability, nor pledge nor purport to pledge credit of the other party beyond the scope of commitments embodied in this Agreement. Neither will, unless agreed to by the other party, describe itself as associated with the other party in correspondence, commercial documents and on any name place or sign on its premise which describes or relates to the Services, except as required to execute this Agreement. The parties will reasonably agree on the content and timely distribution of a news release announcing the signing of this Agreement.

3.5 Confidentiality. The PCsupport.com Software and all aspects of the means by and manner in which PCsupport.com provides the Services constitutes trade secrets and confidential information of PCsupport.com and other owners thereof (hereinafter "Confidential Information"). Reseller shall not make Confidential Information available in any form to any person other than Reseller employees whose job performance requires such access and to End-Users in strict accord with this Agreement. Reseller shall take appropriate action to protect the confidentiality of and to ensure that any person permitted access to the Confidential Information does not provide or disclose it to others. This section
3.5 shall survive the termination of this Agreement.

3.6 Software Representation and Warranty. PCsupport.com warrants to Reseller that PCsupport.com owns all rights necessary for it to grant the rights in the Software to Reseller under this Agreement. Pcsupport.com warrants that the PCsupport.com Software, when installed in accordance with PCsupport.com's installation instructions, will not fail to execute their programming instructions due to defects in material and workmanship in the media and will substantially conform to the specifications in the applicable user manual that accompanies shipment of the PCsupport.com Software for a period of 90 days after receipt. PCsupport.com does not warrant that the PCsupport.com Software will meet End-Users' or Reseller's requirements or that the operation of the PCsupport.com Software will be uninterrupted or error-free. For all defects reported to PCsupport.com within the warranty period, the liability of PCsupport.com is limited to responding to End-User problem reports according to PCsupport.com's standard assistance practices. This warranty shall not be valid if the PCsupport.com Software has been altered in any manner whatsoever.

3.7 NO OTHER WARRANTIES. EXCEPT AS PROVIDED IN THIS SECTION, PCSUPPORT.COM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, TO RESELLER WITH RESPECT TO THE PCSUPPORT.COM SOFTWARE, OR ANY SOFTWARE LICENSED BY AND SUPPLIED BY PCSUPPORT.COM, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
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                                   ARTICLE 4
                    INDEMNITY AND LIMITATIONS OF LIABILITY

4.1 Mutual Indemnity. Subject to the limitations Hereunder, each party (the "Indemnifying Party") agrees to indemnify and save harmless the other party (the "Indemnified Party") from all third party actions, causes of actions, claims, costs, expenses or other liabilities arising out of the negligence of the Indemnifying Party or the Indemnifying Party's breach of this Agreement. Without limiting the foregoing, Reseller will indemnify PCsupport.com for any costs including delivery and recovery costs associated with any lost, damaged or unreturned computers or other hardware provided by PCsupport.com to End-Users.

4.2 PCsupport.com Indemnity. PCsupport.com will promptly investigate and defend, at its expense, all actions in which Reseller, is made defendant or claimed potential defendant for any alleged infringement, contributory infringement, inducement of infringement or unauthorized or unlawful use of any patent, copyright, trademark, trade secret, mask work, proprietary data or other information, or claim of right, title or interest by another party in any Software ("Infringement"). In order to be entitled to the benefit of this indemnity, Reseller must: (i) provide PCsupport.com with prompt written notice of all details of the initial claim or lawsuit relating thereto; (ii) permit PCsupport.com the right to defend, appeal, compromise or settle the claim or lawsuit in the reasonable judgement of PCsupport.com; and (iii) provide PCsupport.com with all available information, reasonable assistance, authority and cooperation to enable PCsupport.com to defend, appeal, compromise or settle the lawsuit. PCsupport.com will pay and discharge all judgments or decrees rendered in any such claim or lawsuit against Reseller to the extent that the PCsupport.com Product is the cause thereof. PCsupport.com may settle any action on terms and conditions of PCsupport.com's selection, provided they are not in conflict with the terms of this Agreement and PCsupport.com pays all settlement amounts. Reseller may participate in any action at its expense, subject to the additional rights described below. If PCsupport.com fails to promptly investigate, defend, appeal or settle, then Reseller will, following written notification to PCsupport.com and the elapse of at least 30 days after such notice is received by PCsupport.com if during such time PCsupport.com has not taken reasonable steps to investigate, defend, appeal or settle the matter, have the right from that time on to have sole control of the defense of such claim or lawsuit and all negotiations for its settlement or compromise, and PCsupport.com will pay, as they become due, all costs, expenses, and reasonable attorneys' and experts' fees incurred by Reseller in undertaking such actions and any judgments or decrees which may be rendered against or any settlements or compromises that may be entered into by Reseller relating to a claim indemnified against hereunder to the extent that the PCsupport.com Software is the cause thereof. PCsupport.com indemnifies and agrees to hold harmless Reseller from all costs, expenses, liabilities, damages and attorneys' and experts' fees arising from any alleged or actual Infringement and will pay all judgments and other amounts payable on any settlement or compromise arising from all actions involving Infringement.
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                                    Page 10

4.3 Claims. Reseller and PCsupport.com will notify the other party in writing of any claim or proceeding arising hereunder within 10 days of learning of such claim or proceeding. Each Party will promptly report to the other all claimed or suspected defects in the Services, the PCsupport.com Software or any aspect thereof.

4.4 Waiver of Claims Against Suppliers. Neither PCsupport.com nor any of its suppliers including StorageTek or any other data centre operators or storage service utility centre operators is assuming any responsibility or liability under this Agreement for any damage to or any alteration, loss or destruction of the information or data of third parties including Reseller and End-Users. Reseller hereby waives all claims against facility operators or storage service utility centre operators based on or arising from or in connection with any of the Services, whether such claims arise by negligence, willful misconduct or otherwise.

4.6 LIMITATION OF LIABILITY. Unless further limited elsewhere in this Agreement, the entire liability of each party to the other and each party's exclusive remedy for costs, damages or other losses from any cause related to or arising out of this Agreement, regardless of the form of action, whether in contract or in tort, shall be restricted to direct damages only and will not exceed the payments received by Reseller from End-Users.

Further, neither party shall be liable for any incidental, indirect, special or consequential damages, including but not limited to, loss of use, revenues, profits or loss of or damage to data from any cause,

This limitation of liability does not apply to any of the indemnification provisions hereunder.

4.7 Effective Limit of Liability. The Effective Limit of Liability means the maximum amount of the actual loss for direct damages only for which PCsupport.com may be liable to Reseller or any End-User, whether or not the loss or damage results from gross negligence, which shall not exceed an amount equal to the payments received by Reseller from End-User(s) for the Services. This limitation applies whether the action or claim is for breach of contract or in tort (including negligence).


                                   ARTICLE 5
                                  TERMINATION

5.1 Option to Terminate with Cause. Either party to this Agreement shall be entitled, at its sole option, to terminate this Agreement by notice in writing if the other party (the "Breaching Party") commits any material breach of its obligations under this Agreement which is not remedied within 30 days after written notice itemizing such breach has been given to the Breaching Party. In the case that the Reseller is the Breaching Party, all outstanding Service
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                                    Page 11

Fees accrued to the date of termination will be paid in full. Material breaches shall include, but not be limited to:

     a) any act of the Breaching Party that materially impairs the goodwill associated with the business of the other party; or

     b)   failure by Reseller to pay any Service Fees when due; or

     c) any breach by the other party of the confidentiality provisions in this Agreement; or

     d) any material misrepresentation of the features or functions of the Service to potential or existing End-Users by either Party; or

     e)   failure by either Party to appoint a qualified technical contact ; or

     f) failure by PCsupport.com to provide training reasonably sufficient for Reseller to market Services and train End-Users.

5.2 Other Termination. This Agreement may be terminated by a party immediately if any proceeding in bankruptcy, insolvency, liquidation or other law for the relief of debtors, including the appointment of any receiver or trustee or assignment for the benefit of creditors, shall be instituted by or against the other party, if the other party is liquidated or dissolved, or if the other party attempts to assign this Agreement or any rights hereunder without prior written consent of the terminating party. If PCsupport.com is the party who terminates pursuant to this section then all Service Fees shall cease to be payable as of the time of termination.

5.3 Payment After Termination. In the event that this Agreement is terminated, other than for cause as outlined in Section 5.1 or Section 5.2, then PCsupport.com will be entitled to receive Service Fees for all Services provided as of the date of termination in accordance with the terms hereof.

5.4 Return of Materials and PCsupport.com Software. Upon termination of this Agreement for any reason whatsoever, Reseller shall return or destroy at PCsupport.com's option all copies of the PCsupport.com Software in its possession, all confidential information received from PCsupport.com and all sales and service data and collateral received from PCsupport.com. Reseller shall certify such return or destruction.

5.5 Use of Trademarks. Upon expiration of this Agreement, both parties shall immediately cease to use the name, logos and trademarks of the other party and shall ensure such cessation of use by all persons claiming to have received the right to such use.
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                                    Page 12

5.6 Solicitation After Termination. After Termination for cause by PCsupport.com, PCsupport.com is permitted to approach End-Users to continue provision of Services, either by PCsupport.com directly or by a third party.

                                   ARTICLE 6
                           MISCELLANEOUS PROVISIONS

6.1 Notices. Any notice or report required or permitted by this Agreement shall be deemed given if delivered personally and signed as being received or if sent by either party to the other by facsimile or registered or certified airmail, postage prepaid, return receipt requested, addressed to the other party at its principal business address or at such other address as to which such party shall give notice hereunder. If by registered or certified mail, delivery shall be deemed effective three days after deposit with postal authorities.

        Notices to Reseller should be addressed to:

        Law Department
        Unisys of Canada Inc.
        2001 Sheppard Ave. East
        North York, Ontario
        M2J 4Z7

        Phone:  (416) 495 4589
        Fax:    (416) 495 4565

        Notices to PCsupport.com should be addressed to:

        Michael McLean
        PCsupport.com, Inc.
        Suite 280 - 4400 Dominion St.,
        Burnaby, British Columbia
        V5G 4G3

        Phone:  (604) 419 4490
        Fax:    (604) 419 4494

6.2 Assignment and Enurement. Reseller shall not assign this Agreement nor any rights hereunder without the prior written consent of PCsupport.com, which consent PCsupport.com may withhold for any reason or without giving any reason therefor. PCsupport.com shall be entitled to assign this agreement and its rights hereunder to any of its associated or affiliated companies. PCsupport.com shall not assign this Agreement nor any rights hereunder without the prior written consent of Reseller, which consent shall not be unreasonably withheld. In
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                                    Page 13

such event, if Reseller fails to give such consent within 30 days notice by PCsupport.com, PCsupport.com shall be able to terminate this Agreement immediately. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their respective successors and assignees.

6.3 Execute and Delivery. This Agreement may be executed in any number of counterparts, each of which when delivered shall be deemed to be an original, but all of which together shall constitute one and the same document, and may be effectively delivered by facsimile transmission to the telephone number identified herein or otherwise by any party hereto as a telephone number that can be used for such purpose.

IN WITNESS WHEREOF the parties have by their respective authorized signatories executed this Agreement as of the date first above written.

PCSUPPORT.COM, INC.                     UNISYS OF CANADA INC.

Per:___________________________         Per:___________________________
    Authorized Signatory                    Authorized Signatory

                                  SCHEDULE A
         PCSUPPORT.COM'S SUGGESTED LIST PRICES AND SERVICE DESCRIPTION

----------------------------------------------------------------------------------------------------
                                                              PCsupport.com Suggested List Price
----------------------------------------------------------------------------------------------------
                    Service Offerings                         ($ Can)                ($ US)
----------------------------------------------------------------------------------------------------
Global Replace - Basic
----------------------------------------------------------------------------------------------------
Up to 25 MB data storage                                             Free                 Free
----------------------------------------------------------------------------------------------------
Up to 100 MB data storage                                          $   9.95             $   7.95
----------------------------------------------------------------------------------------------------
Up to 200 MB data storage                                          $  16.95             $  12.95
----------------------------------------------------------------------------------------------------
Up to 300 MB data storage                                          $  22.95             $  17.95
----------------------------------------------------------------------------------------------------
Unlimited data storage / Full Image backup                         $  24.95             $  19.95
----------------------------------------------------------------------------------------------------
Unlimited Online Data Restore                                      Included             Included
----------------------------------------------------------------------------------------------------
User Requested partial image CD-ROM (600 MB max)              $  44.95/incident    $  39.95/incident
----------------------------------------------------------------------------------------------------
Hardware replacement and full data restoration*               $    999/incident    $    699/incident
----------------------------------------------------------------------------------------------------

* if suitable hardware is available

----------------------------------------------------------------------------------------------------
Global Replace - Premium                                      $  44.95/month       $  56.95/month
----------------------------------------------------------------------------------------------------
  Unlimited Full Image Data Backup                                 Included             Included
----------------------------------------------------------------------------------------------------
  Unlimited Online Data Restore                                    Included             Included
----------------------------------------------------------------------------------------------------
  User Requested full image CD-ROM                            $  74.95/incident    $  94.95/incident
----------------------------------------------------------------------------------------------------
  Hardware replacement and full data restoration                   Included**           Included**
----------------------------------------------------------------------------------------------------

** a deductible maybe charged for users that request repeated hardware replacements.

DESCRIPTIONS OF SERVICES

Data Storage. This service consists of client software, called Global Replace, which allows an End-User to backup a subset of his data files using a dial-up or local area network internet connection to PCsupport.com's secure data centre. The price of this service varies according to the volume of data stored, as shown in the table.

Unlimited Full Image Data Backup. This service consists of client software, called Global Replace, which allows an End-User to create a full-image backup of his computer data, applications, and configuration using a dial-up or local area network internet connection to PCsupport.com's secure data centre.

Unlimited Online Data Restore. This service allows an End-User to restore selected files or directories on-line.

Hardware Replacement. Hardware replacements include computer laptops of equal or better performance and are provided free on loan for 10 business days, after which the hardware may be rented for $75.00 per week.

Full Data Restoration. Full data restoration includes all user data, applications and configuration, exactly as the End User had saved on his hardware at the time of the last full backup.

User Requested partial image CD ROM. PCsupport.com will courier to the End-User a CD containing the files which the End-User most recently backed up.

User Requested full image CD ROM. PCsupport.com will courier to the End-User a CD containing the End-User's most recent full-image backup. The End-User can then perform a full data restoration on his current or identical laptop.

                                  SCHEDULE B

                      PRODUCT BROCHURE FOR GLOBAL REPLACE

(attached)